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                                 Exhibit 10.27

                           FOURTH AMENDMENT OF LEASE

This Fourth Amendment of Lease (the "Amendment") is dated as of this 25th day of November, 1997, by and between ALBERTO OAKS INVESTORS, LTD. A California limited partnership ("Landlord"), and RED BRICK SYSTEMS, INC., a Delaware corporation ("Tenant").

                                    RECITALS

A. Landlord is the landlord and Tenant is the tenant pursuant to that certain written lease dated October 24,1994 as amended by that First Amendment of Lease dated May 15, 1995, that Second Amendment of Lease dated July 15, 1995 and that Third Amendment of Lease dated October 10, 1995 (collectively all referred to herein as the "Lease"), by and between Landlord, as landlord, and Tenant, as tenant.

B. Pursuant to this Amendment, Landlord and Tenant desire to confirm their agreements regarding expanding the Premises and extending the Term of the Lease.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used and not defined herein but defined in the Lease shall have the meanings given to such terms in the Lease.

2. Premises. The existing Premises of 37,672 rentable square feet is known herein as the "Red Brick Space". The Premises is expanded to include Suites 110, 101 and 102 in the 475 Building (collectively known as the "Expansion Space A"), Suite 104 in the 475 Building (known as "Expansion Space B") and Suite 100 in the 485 Building (known as "Expansion Space C"). Expansion Space A totals 10,728 rentable square feet and is located as shown on Exhibit "A" attached hereto and made a part hereof. Expansion Space B is 1,866 rentable square feet and is located as shown on Exhibit "B" attached hereto and made a part hereof. Expansion Space C is 5,734 rentable square feet and is located as shown on Exhibit "C" attached hereto and made a part hereof. When Expansion Space A, Expansion Space B and Expansion Space C are added to the Premises as set forth herein, the Premises shall contain 56,000 rentable square feet.

3. Term. The Term of this Lease shall expire on December 31, 2002 instead of on May 31, 1998 (the "Expiration Date").

4. Possession. Landlord shall deliver possession of Expansion Space A to Tenant on or after February 1,1998, but no later than June 1,1998. Landlord shall deliver possession of Expansion Space B to Tenant between March 1, 1998 and May 1,1998. Landlord shall deliver possession of Expansion Space C to Tenant on or before December 15, 1997. Landlord shall notify Tenant at least thirty
   (30) days in advance of the delivery dates of Expansion Space A and Expansion Space B.

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5. Rent. As used in this Amendment, the term "monthly Rent" does not include
   Direct Taxes and Operating Expenses. The monthly Rent payable by Tenant for the Red Brick Space shall increase on June 1, 1998 to $78,357 (calculated at $2.08 per rentable square foot) and shall continue at that amount until January 1,1999 when it is increased as set forth below. The monthly Rent payable by Tenant for Expansion Space A shall be $22,314.24 (calculated at $2.08 per rentable square foot per month) and shall commence thirty (30) days after possession thereof is delivered to Tenant in the condition as set forth below and continue until January 1, 1999 when it is increased as set forth below. The monthly Rent payable by Tenant for Expansion Space B shall be $3,881.28 (calculated at $2.08 per rentable square foot per month) and shall commence thirty (30) days after possession thereof is delivered to Tenant and continue until January 1,1999 when it is increased as set forth below. The monthly Rent payable by Tenant for Expansion Space C shall be $11,926.72 (calculated at $2.08 per rentable square foot) and shall commence thirty (30) days after possession thereof is delivered to Tenant, but no earlier than January 15, 1998, and shall continue at that amount until January 1,1999 when it is increased as set forth below.

6. Rent Increases. The monthly Rent for the Premises shall be increased by three percent (3%) of the amount for the prior month on each January 1st of the Term.

7. Condition of Expansion Space A. Landlord shall deliver possession of the Suite 102 portion of Expansion Space A in broom clean condition with all fixtures and equipment removed from and plumbing and electrical capped off. Landlord shall not be required to perform any work to Expansion Space B or Expansion Space C prior to delivery thereof to Tenant.

8. Direct Taxes and Operating Expenses. Beginning on the date the monthly Rent commences for Expansion Space A, Expansion Space B, Expansion Space C and beginning on June 1, 1998 for the Red Brick Space, Tenant shall pay its Percentage Share (as set forth on Exhibit "D", attached hereto and made a part hereof) of the Direct Taxes and Operating Expenses as defined in Addendum A and Addendum B of the Lease, without deduction for the Base Year amounts of same.

9. Security Deposit. The Security Deposit shall be increased to a total of $115,000 by the following amounts and on the following dates: an additional $22,000 on the date Landlord delivers possession of Expansion Space A, an additional $4,000 on the date Landlord delivers possession of Expansion Space B and an additional $30,000 on June 1,1998.

10. Tenant Improvement Allowance. Landlord shall provide an allowance of $115,000 which may be drawn down by Tenant at any time over the Term as follows. Within fifteen (15) days of the date Tenant submits draw requests to Landlord together with copies of paid invoices, permits (if applicable) and lien releases for any alterations, additions or improvements completed by Tenant in the Premises, Landlord shall pay such draw requests up to a cumulative total of $1 15,000.

11. Restoration of Alterations. Landlord acknowledges that Landlord may not require Tenant to remove any and all alterations, additions or improvements made by Tenant to the Premises at the end of the Term, if such alterations, additions or improvements were

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    made by Tenant prior to the date of execution of this Amendment.

12. Option to Extend Term. The following paragraph shall replace the first paragraph in its entirety of Article 12 of Addendum B of the Lease, "Provided that (a) Tenant is not then in default under the terms of the Lease at the time Tenant exercises its Option to Extend Term (as defined below) or at the commencement of the Option Term (as defined below) and (b) Tenant provides Landlord with written notice thereof at least one hundred eighty (180) days in advance, Tenant shall have the option ("Extension Option") to extend the Term of this Lease for one (1) additional period of five (5) years (the "Extension Term"), commencing upon the last day of the Term of this Lease (the "Termination Date"). The Extension Term shall be on all of the terms and conditions of this Lease, except that the monthly Rent due hereunder shall be adjusted to the Market Rent, including periodic increases, if any." The remaining three paragraphs of Section 12 of Addendum B shall remain unchanged.

13. Assignment and Subletting. Landlord agrees that its right to terminate the portion of the Premises described in Tenant's notice to sublet or assign is waived if the portion so specified in Tenant's notice (the "Sublet Portion") is (a) twenty-five percent (25%) or less of the rentable square feet of the Premises or (b) for a sublease term of no longer than one year less than the Term. Further, Landlord agrees, solely in the instance of subparagraph (a), that Landlord's portion of the Bonus Rent for the Sublet Portion shall be reduced by fifty percent (50%).

14. Option to Cancel. Provided that (a) Tenant is not then in default under the terms of the Lease at the time Tenant exercises its Option to Cancel (as defined below) and (b) Tenant provides Landlord with written notice thereof at least one hundred eighty (180) days in advance of the cancellation date selected, Tenant shall have the option ("Cancellation Option") to cancel this Lease, effective on any day after August 31, 2001 that is the last day of a month (the "Effective Date"). As consideration for this Cancellation Option, Tenant shall pay to Landlord a cancellation fee equal to the following amounts as determined by the Effective Date: six (6) months of the then current monthly Rent if the Effective Date is on or before April 30, 2002 or four (4) months of monthly Rent is the Effective Date is after April 30, 2002. Tenant shall pay such cancellation fee to Landlord on or before the Effective Date.

15. Parking. Tenant shall be permitted to utilize its Percentage Share of parking spaces in the Project and to designate a portion of its parking spaces for exclusive use of Tenant's visitors.

16. Signage. Tenant, at Tenant's sole expense, shall have the right to rename the Project and to display such name, along with Tenant's company name and logo on all existing signage located in the Project or to install new signage subject to Landlord's prior reasonable approval and subject to applicable city ordinances.

17. Lease in Effect. Landlord and Tenant acknowledge and agree that the Lease, as hereby amended, remains in full force and effect in accordance with its terms. To the extent that any provision of this Amendment shall conflict with the Lease as in effect prior to the date hereof, this Amendment shall prevail.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the day and year first above written.

LANDLORD:


ALBERT OAKS INVESTORS, LTD.,
a California limited partnership
By:  Cypress Properties Incorporated,
a California corporation


By:  /s/ Frank J. Pokigo
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Its:  VP / CFO
      --------


TENANT:

RED BRICK SYSTEM S, INC.,
a Delaware corporation

By:  Tom R. Blankenship
     ------------------

Its:  Director, I/S & Operations
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